UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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NCO Group, Inc.

(Name of Registrant as Specified In Its Charter)

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NCO Group, Inc.

Proposed Merger

Employee Questions and Answers

Q) What does the recent announcement about NCO mean?

A) An offer was made by a private equity sponsor, One Equity Partners (“OEP”), in conjunction with Michael Barrist, to buy NCO for $27.50 per share of NCO Group, Inc. stock. Whereas NCO is currently owned by its public shareholders, if the transaction is completed the Company would be owned by OEP, Michael Barrist and members of executive management who chose to invest. Put simply, NCO will no longer be a public company; it will be a privately-owned company.

Q) Why do I keep hearing the term “merger”?

A) Because of the way this transaction is structured it is considered a merger between a newly formed privately-owned company and the existing public company.

Q) Was the offer accepted?

A) Yes, NCO’s Board of Directors believes the merger agreement is fair and in the best interests of NCO and its shareholders.

Q) What happens next?

A) In the coming weeks, NCO will file a preliminary proxy statement with the SEC. This statement will contain information about the transaction and will be available to the public. Once any SEC review is completed, a “definitive proxy statement” will be filed with the SEC and mailed to shareholders. Following the mailing of the definitive proxy statement, shareholders will vote on the transaction. If the merger is approved, and all closing conditions are met, the transaction can be closed.

Q) What is the voting requirement by shareholders to approve the transaction?

A) A majority of the shares cast must vote to adopt the merger agreement and a majority of the shares cast by non-management must vote to adopt the merger agreement.

Q) Does the merger agreement contemplate selling or spinning-off parts of NCO or any individual business segments of NCO?

A) No, the terms of the merger agreement do not require or contemplate any sales or spin-offs of any parts of NCO.

Q) Will jobs be eliminated?

A) The terms of the merger agreement do not call for the elimination of any jobs.

Q) Will there be any changes to operations between now and when the merger is finalized?

A) No, it should be business as usual.

Q) When will the merger be consummated?

A) We anticipate that the merger will be consummated by the end of the year.

Q) Will the corporate headquarters remain in Horsham?

A) The terms of the merger agreement do not call for the relocation of the corporate headquarters.

Q) Who is One Equity Partners?

A) One Equity Partners (“OEP”) manages $5 billion of investments and commitments for JPMorgan Chase & Co. in direct private equity transactions. Partnering with management, OEP invests in transactions that initiate strategic and operational changes in businesses to create long-term value. NCO is very pleased to have found an experienced group of investors who see the value in, and are committed to maintaining, our company’s culture. They are also committed to the welfare of our employees across the company.

In connection with the proposed merger, the Company will file a proxy statement with the Securities and Exchange Commission. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from the Company by directing such request to the Company, Attention: Investor Relations, telephone: (215) 441-3000.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of the Company’s participants in the solicitation is set forth in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available.